Exhibit 10.6

Summary of Compensation Arrangements with Executive Officer
2008 Fiscal Year

Carrie L. Majeski currently serves as the President, Chief Executive Officer and Principal Financial Officer of Art’s-Way Manufacturing Co., Inc. (the “Company”).  The “at-will” employment relationship between Ms. Majeski and the Company is not currently governed by a written employment agreement.  During the 2008 fiscal year, the Company orally agreed to pay Ms. Majeski an annual base salary of $100,000.